Schedule A
to the
Investment Advisory Agreement
Dated November 11, 2024
by and between
EA Series Trust and Empowered Funds, LLC

Fund	Rate	Original Effective Date[1]
Efficient Market Portfolio Long ETF	1.00%
Efficient Market Portfolio Plus ETF	1.00%
Intelligent Equal Select ETF	0.69%
Intelligent Livermore ETF[2]	0.69%	September 17, 2024
Intelligent Omaha ETF	0.69%
Intelligent Small Cap Select ETF	0.69%
Intelligent Tech Focus ETF	0.69%
JLens 500 Jewish Advocacy U.S. ETF	0.18%
Matrix Advisors Value ETF	0.75%
Militia Long/Short Equity ETF	1.30%
MRBL Enhanced Equity ETF	0.74%
Sarmaya Thematic ETF	0.75%
MKAM ETF[2]	0.50%[3]	March 27, 2023
Alpha Architect Global Factor Equity ETF[4]	0.05–0.45%[5]	February 6, 2017
MarketDesk Focused U.S. Dividend ETF	0.35%	September 15, 2023
MarketDesk Focused U.S. Momentum ETF	0.45%
RockCreek Global Equality ETF	0.95%
Bastion Energy ETF	0.80%
Cambria Global Shareholder Yield ETF[2]	0.59%
Cambria Tax Aware ETF	0.49%
Cambria Endowment Style ETF	0.00% (zero)
Cambria Global Equal Weight ETF	0.25%
Argent Mid Cap ETF	0.52%	November 11, 2024
Argent Focused Small Cap ETF	0.74%
Argent Large Cap ETF	0.49%
MC Trio Buffered Equity ETF	0.70%
Yoke Core ETF	0.30%
1 The Original Effective Date column only applies to Funds whose original advisory agreement has been consolidated into this Agreement subsequent to its effectiveness.
2 The Fund’s original advisory agreement has been consolidated into this Agreement subsequent to the Fund’s commencement of operations.
3 Effective January 14, 2025, the management fee was reduced from 0.94% to 0.50%.
4 Formerly known as the Alpha Architect Value Momentum Trend ETF.
5 Effective January 31, 2025, the Fund’s management fee applies on the daily average net assets of the Fund that are not invested in Alpha Architect U.S. Quantitative Value ETF, Alpha Architect International Quantitative Value ETF, Alpha Architect U.S. Quantitative Momentum ETF, or Alpha Architect International Quantitative Momentum ETF, subject to a minimum management fee of 0.05%.
IN WITNESS WHEREOF, the parties hereto have this Schedule A to be executed by their duly authorized officers as of February 7, 2025.

EMPOWERED FUNDS, LLC		EA SERIES TRUST, on behalf of each Fund listed on this Schedule A

By:	/s/ Sean Hegarty	By:	/s/ Michael D. Barolsky
Name:	Sean Hegarty	Name:	Michael D. Barolsky
Title:	Chief Operating Officer	Title:	Vice President and Secretary